Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 5, 2014

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Registration Statement on Form S-3 ASR (File No. 333-188192)

Ladies and Gentlemen:

We have acted as counsel to The TJX Companies, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of $750,000,000 aggregate principal amount of 2.750% notes due 2021 of the Company (the “Notes”) pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 as amended (the “Securities Act”). The Notes are being issued under an Indenture, dated as of April 2, 2009 (the “Base Indenture”), as supplemented by a Fourth Supplemental Indenture, dated as of June 5, 2014 (the “Fourth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined the Registration Statement, the Base Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and the Fourth Supplemental Indenture, which has been filed as an exhibit to the Current Report on Form 8-K, dated June 5, 2014. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation of fact, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of payment therefor, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The TJX Companies, Inc.	- 2 -	June 5, 2014

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law. Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture and Notes providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion as to the enforceability of rights to receive prepayment premiums or redemption premiums.

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and in the related prospectus supplement and to the use of our name therein under the caption “Validity of Debt Securities” and “Legal Matters”, respectively. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP